P R O S P E C T U S  S U P P L E M E N T                      FILED PURSUANT TO
------------------------------------                          RULE 424(B)(5)
( T O P R O S P E C T U S D A T E D J U N E 1 2 , 2 0 0 1 )   REGISTRATION NO.: 333-38613

                                2,000,000 SHARES

                        [COLONIAL PROPERTIES TRUST LOGO]

             9 1/4% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                               -----------------

    Distributions on the Series C Preferred Shares will be cumulative from the date of original issue and will be payable quarterly on or about the last day of March, June, September and December of each year, commencing September 30, 2001, at the rate of 9 1/4% of the $25.00 liquidation preference per year (equal to a fixed annual rate of $2.3125 per share).

    The Series C Preferred Shares are not redeemable until June 19, 2006. On and after June 19, 2006, the Series C Preferred Shares may be redeemed for cash at our option, in whole or in part, at a redemption price of $25.00 per share, plus any accrued and unpaid distributions through the date of redemption. The
Series C Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

    We intend to file an application to list the Series C Preferred Shares on the New York Stock Exchange.

                              -------------------

                                                                  PER SHARE      TOTAL
                                                                  ---------      -----
    Public offering price (1)...................................   $25.00     $50,000,000
    Underwriting discount.......................................   $.7875      $1,575,000
    Proceeds, before expenses, to Colonial Properties Trust
      (2).......................................................   $25.00     $50,000,000

    (1) Plus accrued distributions, if any, from the date of original issue.

    (2) Colonial Realty Limited Partnership will pay the underwriting discount and the expenses of this offering estimated at $300,000. Therefore, Colonial Properties Trust will receive the entire proceeds of this offering.

    The underwriters may also purchase up to an additional 300,000 Series C Preferred Shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

    The Series C Preferred Shares will be ready for delivery on or about June 19, 2001.

                              -------------------

MERRILL LYNCH & CO.                                       LEGG MASON WOOD WALKER
                                                               INCORPORATED

                             ---------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 14, 2001.

PROPERTY SITES AND TARGETED EXPANSION MARKETS

        [MAP WITH PROPERTY, HEADQUARTERS AND REGIONAL OFFICE LOCATIONS]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary...............................     S-4
Use of Proceeds.............................................     S-8
Recent Developments.........................................     S-8
Ratios of Earnings to Combined Fixed Charges and Preferred
  Distributions.............................................     S-9
The Company.................................................     S-9
Capitalization..............................................    S-12
Description of Series C Preferred Shares....................    S-13
Certain Federal Income Tax Considerations...................    S-17
Underwriting................................................    S-20
Legal Matters...............................................    S-21
Special Note Regarding Forward-Looking Statements...........    S-21

                              PROSPECTUS

Special Note Regarding Forward-Looking Statements...........       2
The Company.................................................       2
Risk Factors................................................       3
Use of Proceeds.............................................       8
Ratios of Earnings to Combined Fixed Charges and Preferred
  Distributions.............................................       8
Description of Debt Securities..............................       9
Description of Preferred Shares of Beneficial Interest......      21
Description of Common Shares of Beneficial Interest.........      27
Description of Common Share Warrants........................      30
Description of Depositary Shares............................      31
Federal Income Tax Considerations...........................      35
Plan of Distribution........................................      50
Available Information.......................................      51
Incorporation of Certain Documents by Reference.............      51
Legal Matters...............................................      52
Experts.....................................................      52

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither Colonial Properties Trust nor any underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Colonial Properties Trust nor any underwriter is making an offer to sell the Series C Preferred Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Colonial Properties Trust's business, financial condition, results of operations and prospects may have changed since those dates.

                         PROSPECTUS SUPPLEMENT SUMMARY

    This summary may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus as well as documents incorporated by reference in the prospectus before making an investment decision. When we refer to "we," "us," or "our" in this prospectus supplement, we mean Colonial Properties Trust and one or more of its subsidiaries (including Colonial Realty Limited Partnership, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc.) or, as the context may require, Colonial Properties Trust only.

                                  THE COMPANY

    We are one of the largest owners, developers and operators of multifamily, office and retail properties in the Sunbelt region of the United States. We have been engaged in the multifamily, office and retail property business for over 30 years. We are a fully-integrated real estate company whose activities include the ownership and operation of a portfolio of 115 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia, as well as the development of new properties, acquisition of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate. We are a self-administered and self-managed equity REIT that owns 54 multifamily apartment communities containing a total of approximately 17,221 apartment units, 17 office properties containing a total of approximately 3.2 million square feet of office space, 44 retail properties containing a total of approximately 15.2 million square feet of retail shopping space, and parcels of land adjacent to or near some of these properties. As of March 31, 2001, the occupancies for the stabilized multifamily, office and retail properties were 93.7%, 91.9% and 89.5%, respectively.

    The following table sets forth additional information with respect to our properties:

                             SUMMARY OF PROPERTIES

                                                                             PERCENT OF
                                                               TOTAL THREE   TOTAL THREE    PERCENTAGE
                                                               MONTHS 2001   MONTHS 2001   OCCUPANCY AT
                                     NUMBER OF    UNITS/GLA/    PROPERTY      PROPERTY      MARCH 31,
         TYPE OF PROPERTY            PROPERTIES    NRA (1)       REVENUE       REVENUE       2001 (2)
         ----------------            ----------   ----------   -----------   -----------   ------------
Multifamily........................      54           17,221   $29,935,000       38.4%         93.7%
Office.............................      17        3,238,174    13,462,000       17.2%         91.9%
Retail.............................      44       15,183,938    34,668,000       44.4%         89.5%
                                        ---                    -----------      -----
    Total..........................     115                    $78,065,000      100.0%
                                        ===                    ===========      =====

------------------------

(1) Units refers to multifamily apartment units, GLA refers to gross leasable area of retail space and NRA refers to net rentable area of office space.

(2) Represents percentage occupancy of our stabilized properties as of March 31, 2001.

    Our experienced staff of approximately 962 employees provides a full range of real estate services from our headquarters in Birmingham, Alabama and from 16 regional offices located in the Birmingham, Mobile, Huntsville and Montgomery, Alabama, Orlando and Tampa, Florida, Greenville, South Carolina, Burlington, North Carolina, Macon and Atlanta, Georgia and Temple, Texas metropolitan areas, and from the locations of our properties.

    Our principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and our telephone number is
(205) 250-8700.

                               BUSINESS STRATEGY

    Our business objective is to generate stable and increasing cash flow and portfolio value for our shareholders through a strategy of:

     - realizing growth in income from our existing portfolio of properties;

     - developing, expanding, and selectively acquiring additional multifamily, office and retail properties in growth markets located in the Sunbelt region of the United States, where we have first-hand knowledge of growth patterns and local economic conditions and believe we have a competitive advantage due to our size and access to lower-cost capital;

     - recycling capital by selectively disposing of slower-growing assets and reinvesting the proceeds into opportunities for more growth potential;

     - managing our own properties, which enables us to better control operating expenses and establish long-term relationships with our office and retail tenants;

     - maintaining our third-party property management business, which increases cash flow and establishes additional relationships with potential tenants; and

     - employing a comprehensive capital maintenance program to maintain properties in first-class condition.

                               FINANCING STRATEGY

    We seek to maintain a well-balanced, conservative and flexible capital structure by:

     - maintaining conservative debt service and fixed charge coverage ratios in order to sustain our investment grade status;

     - extending and sequencing the maturity dates of our debt;

     - borrowing primarily at fixed rates; and

     - generally pursuing long-term debt financings and refinancings on an unsecured basis.

    We believe that these strategies have enabled and should continue to enable us to access the debt and equity capital markets to fund debt refinancings and the acquisition and development of additional properties.

                                  THE OFFERING

Securities Offered............  2,000,000 Series C Preferred Shares.

Use of Proceeds...............  We expect that our net proceeds from the offering will be approximately $50 million. We intend to use the net proceeds from this offering to purchase preferred units in Colonial
                                Realty Limited Partnership (the "Operating Partnership"),
                                the economic terms of which will be identical to the Series
                                C Preferred Shares. The Operating Partnership will pay the underwriting commissions and expenses of the offering, and intends to use the estimated remaining proceeds of $48.1
                                million to repay outstanding balances under our unsecured
                                line of credit.

Ranking.......................  With respect to the payment of distributions and amounts upon liquidation, the Series C Preferred Shares will rank
                                senior to our common shares, and will rank on a parity with our outstanding Series A Preferred Shares and our Series B
                                Preferred Shares, if and when issued. Our Series A Preferred
                                Shares are our only outstanding preferred shares. Series B
                                Preferred Shares may be issued beginning in 2009 only upon exchange, at the election of the holders, of the Operating
                                Partnership's outstanding Series B Preferred Units.

Distributions.................  Investors will be entitled to receive cumulative cash distributions on the Series C Preferred Shares at a rate of
                                9 1/4% per annum of the $25.00 per share liquidation
                                preference (equivalent to $2.3125 per annum per share).
                                Beginning on September 30, 2001, distributions on the Series
                                C Preferred Shares will be payable quarterly in arrears on or about the last day of March, June, September and
                                December. Distributions on the Series C Preferred Shares
                                will be cumulative from the date of original issuance, which is expected to be June 19, 2001.

Liquidation Preference........  If we liquidate, dissolve or wind up Colonial Properties
                                Trust, holders of Series C Preferred Shares will have a
                                right to receive $25.00 per share, plus accrued and unpaid distributions through and including the date of payment.

Optional Redemption...........  We may not redeem the Series C Preferred Shares prior to
                                June 19, 2006. On and after June 19, 2006, we may, at our
                                option, redeem the Series C Preferred Shares for cash in
                                whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid distributions, if any, through the redemption date. The redemption price (other than the
                                portion consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of our other capital stock, which may include other series of preferred shares.
                                The Series C Preferred Shares have no stated maturity date and will not be subject to any sinking fund or mandatory
                                redemption and will not be convertible.

Voting Rights.................  Holders of Series C Preferred Shares generally have no voting rights. However, if we do not pay distributions on
                                the Series C Preferred Shares for six or more quarterly
                                periods (whether or not

                                consecutive), holders of the Series C Preferred Shares
                                (voting separately as a class with holders of the Series A
                                Preferred Shares, Series B Preferred Shares, if and when
                                issued, and all other series of preferred shares upon which like voting rights have been conferred and are exercisable)
                                will be entitled to vote for the election of two additional trustees to serve on our Board of Trustees until we pay all distributions which we owe on the Series C Preferred Shares.

Conversion....................  The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities.

Restrictions on Ownership.....  The Series C Preferred Shares will be subject to restrictions on ownership intended to assist us in
                                preserving our status as a REIT for federal income tax
                                purposes.

Trading.......................  We intend to file an application to list the Series C
                                Preferred Shares on the New York Stock Exchange. If the
                                application is approved, trading of the Series C Preferred
                                Shares on the NYSE is expected to commence within a 30-day period after the date of this prospectus supplement. The
                                underwriters have advised us that they intend to make a
                                market in the Series C Preferred Shares prior to
                                commencement of trading on the NYSE. However, the
                                underwriters will have no obligation to do so, and no
                                assurance can be given that a market for the Series C
                                Preferred Shares will exist prior to commencement of
                                trading.

                                  RISK FACTORS

    See "Risk Factors" beginning on page 3 of the accompanying prospectus and "Risk Factors" beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001.

                                USE OF PROCEEDS

    We expect to receive net proceeds from this offering of the Series C Preferred Shares of $50 million ($57.5 million if the underwriters' over-allotment option is exercised in full). We will contribute or otherwise transfer the net proceeds of the sale of the Series C Preferred Shares to the Operating Partnership in exchange for 9 1/4% Series C Preferred Units of limited partnership interest, the economic terms of which will be identical to the Series C Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series C Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount, on the Series C Preferred Shares) prior to any distribution of cash or assets to the holders of Operating Partnership Units, except for any other series of preferred units ranking on a parity with the Series C Preferred Units as to distributions and/or liquidation rights. The Operating Partnership will pay all of the underwriting commissions and expenses of this offering, and intends to use estimated remaining net proceeds of $48.1 million to repay a portion of the outstanding balance under our primary line of credit. The line of credit is renewable in March 2003 and provides for a two-year amortization in the case of non-renewal. The line of credit bears interest at the London InterBank Offering Rate plus 115 basis points. After the application of the net proceeds, approximately $88 million of our line of credit will be available to finance additional acquisitions and development.

                              RECENT DEVELOPMENTS

    The following has occurred since January 1, 2001.

DEVELOPMENT ACTIVITY

    MULTIFAMILY: As of March 31, 2001, we had 728 apartment units in two multifamily communities under development. The aggregate investment in the multifamily developments from January 1, 2001 through March 31, 2001 was
$19.5 million. We anticipate that the two multifamily projects will be completed during 2001. We expect to invest an additional $24.3 million over this period to complete these multifamily projects.

    During the first quarter of 2001, we completed the redevelopment of Colonial Village at Walton Way, a 256-unit multifamily community located in Augusta, Georgia. Project redevelopment costs totaled $3.3 million and were funded through advances on our line of credit.

    OFFICE: During the first quarter of 2001, we continued development of one office property and began development of another office property. The aggregate investment in the office developments from January 1, 2001 through March 31, 2001 was $6.9 million. We estimate that we will invest an additional
$33.7 million to complete these current projects.

    During the first quarter of 2001, we began the development of Colonial Center at Mansell 500, a 161,637 square foot Class A office building located in Atlanta, Georgia. The building will include among the most advanced technology systems available in the market, including high-speed internet access, fiber optic network infrastructure, and a state-of-the art, customer controlled energy management system. Project development costs, including land acquisitions, are expected to total $23.0 million and will be funded through advances on our line of credit. We expect to complete the development in the second quarter of 2002.

    RETAIL: Since January 1, 2001, we have completed the redevelopment of one retail property, continued the redevelopment of one retail property, and begun development of another retail property. The aggregate investment in the retail developments and redeveloments from January 1, 2001 through March 31, 2001 was $10.2 million. We anticipate that we will invest an additional $52.3 million to complete the current retail developments and redevelopments.

    During the first quarter of 2001, we completed the redevelopment of Northdale Court, a 192,726 square foot strip center located in Tampa, Florida. Project redevelopment costs totaled $5.6 million and were funded through advances on our line of credit.

    During the first quarter of 2001, we began the development of Colonial Promenade Hoover, a 167,047 square foot retail shopping center located in Birmingham, Alabama. The shopping center development will be anchored by a Wal-Mart Supercenter. Project development costs, including land acquisition costs, are expected to total $18.7 million, and will be funded through advances on our line of credit. We expect to complete the development during the third quarter of 2002.

FINANCING ACTIVITY

    We are in negotiations to obtain an aggregate of approximately
$38.6 million in 10-year financing from the Federal Home Loan Mortgage Corporation secured by our Colonial Grand at Madison and Colonial Grand at Riverchase multifamily properties located in Alabama. We believe that this proposed financing will be consummated by the end of the second quarter or during the beginning of the third quarter of 2001. However, we cannot be certain that the financing will be consummated.

                      RATIOS OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED DISTRIBUTIONS

    Our ratio of earnings to combined fixed charges and preferred distributions was 1.5 for the twelve months ended December 31, 2000 and 1.3 for the three months ended March 31, 2001. The ratios of earnings to combined fixed charges and preferred distributions were computed by dividing earnings by the sum of fixed charges and preferred distributions. For this purpose, earnings consist of income (loss) before gains (losses) from sales of property and extraordinary items (excluding interest costs capitalized) plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs, and distributions to preferred unitholders.

    For information on ratio of earnings to combined fixed charges and preferred distributions for prior years, see "Ratios of Earnings to Combined Fixed Charges and Preferred Distributions" in the accompanying prospectus.

                                  THE COMPANY

    We are one of the largest owners, developers and operators of multifamily, office and retail properties in the Sunbelt region of the United States. We have been engaged in the multifamily, office and retail property business for over 30 years. We are a fully-integrated real estate company whose activities include the ownership and operation of a portfolio of 115 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia, as well as the development of new properties, acquisition of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate. We are a self-administered equity REIT that owns 54 multifamily apartment communities containing a total of approximately 17,221 apartment units, 17 office properties containing a total of approximately 3.2 million square feet of office space, 44 retail properties containing a total of approximately 15.2 million square feet of retail shopping space, and parcels of land adjacent to or near some of these properties. As of March 31, 2001, the occupancies for the stabilized multifamily, office and retail properties were 93.7%, 91.9% and 89.5%, respectively.

    We are the sole general partner of and hold approximately 65.0% of the common units and 55.6% of the preferred units of the Operating Partnership. We conduct all of our business through the Operating Partnership and our two management subsidiaries, Colonial Properties Services Limited Partnership, which provides services for our properties, and Colonial Properties Services, Inc., which provides management services for properties owned by third parties. As sole general partner of the Operating

Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership, subject to a few exceptions.

BUSINESS STRATEGY

    Our business objective is to generate stable and increasing cash flow and portfolio value for our shareholders through a strategy of:

     - realizing growth in income from our existing portfolio of properties;

     - developing, expanding, and selectively acquiring additional multifamily, office and retail properties in growth markets located in the Sunbelt region of the United States, where we have first-hand knowledge of growth patterns and local economic conditions and believe we have a competitive advantage due to our size and access to lower-cost capital;

     - recycling capital by selectively disposing of slower-growing assets and reinvesting the proceeds into opportunities with more growth potential;

     - managing our own properties, which enables us to better control operating expenses and establish long-term relationships with our office and retail tenants;

     - maintaining our third-party property management business, which increases cash flow and establishes additional relationships with potential tenants; and

     - employing a comprehensive capital maintenance program to maintain properties in first-class condition.

OPERATIONAL STRUCTURE

    We manage our business with three separate and distinct operating divisions: multifamily, office and retail. Each division has an Executive Vice President that oversees growth and operations and has a separate management team that is responsible for acquiring, developing, and leasing properties within each division. This structure allows us to utilize specialized management personnel for each operating division. Although these divisions operate independently from one another, constant communication among the Executive Vice Presidents provides us with unique synergies allowing us to take advantage of a variety of investment opportunities. In addition, the third-party management, leasing and brokerage businesses have provided us both with a source of cash flow that is relatively stable and with the benefits of economies of scale in conjunction with the management and leasing of our own properties. These businesses also allow us to establish additional relations with tenants that may require additional retail or office space and to identify potential acquisitions. Additional information with respect to each of the operating divisions is set forth below:

    MULTIFAMILY DIVISION. Our multifamily division is responsible for all aspects of multifamily operations, including day-to-day management and leasing of the 54 multifamily properties, as well as the provision of third-party management services for apartment communities in which we do not have an ownership interest or have a non-controlling ownership interest. The multifamily division utilizes centralized functions of accounting, information technology, due diligence and administrative services. Decisions for investments in acquisitions and developments and for dispositions are also centralized.

    OFFICE DIVISION. Our office division is responsible for all aspects of our commercial office operations, including the provision of management and leasing services for the 17 office properties, as well as the provision of third-party management services for office properties in which we do not have an ownership interest and for brokerage services in other office property transactions. The office division utilizes centralized functions of accounting, information technology, due diligence and administrative services. Decisions for investments in acquisitions and developments and for dispositions are also centralized.

    RETAIL DIVISION. Our retail division is responsible for all aspects of our retail operations, including the provision of management and leasing services for the 44 retail properties, as well as the provision of third-party management services for retail properties in which we do not have an ownership interest and for brokerage services in other retail property transactions. The retail division utilizes centralized functions of accounting, information technology, due diligence and administrative services. Decisions for investments in acquisitions and developments and for dispositions are also centralized.

FINANCING STRATEGY

    Our strategy is to maintain coverage ratios in order to sustain our investment grade status. On March 31, 2001, our total market capitalization was $2.3 billion and our ratio of debt to total market capitalization was 52.5%. We calculate debt to total market capitalization as total debt as a percentage of total debt, including preferred shares and units, plus the market value of our outstanding common shares and the outstanding units of the Operating Partnership. At March 31, 2001, our total debt of approximately $1.2 billion included fixed-rate debt of approximately $910.7 million, or 75.9% of total debt, and floating-rate debt of approximately $289.2 million, or 24.1% of total debt. Certain loan agreements contain restrictive covenants, which among other things require maintenance of various financial ratios. At March 31, 2001, we were in compliance with these covenants.

    We may from time to time reevaluate our borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. We may modify our borrowing policy and may increase or decrease our ratio of debt to total market capitalization. To the extent that our Board of Trustees determines to seek additional capital, we may raise such capital through additional equity offerings, debt financings, asset dispositions or retention of cash flow (subject to provisions in the Internal Revenue Code of 1986 requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income) or a combination of these methods.

                                 CAPITALIZATION

    The following table sets forth our historical capitalization as of March 31, 2001, and on an as adjusted basis to give effect to the completion of the offering of the Series C Preferred Shares and the use of the estimated
$48.1 million net proceeds therefrom. The information set forth in the following table should be read in conjunction with our financial statements which are incorporated by reference into the accompanying prospectus.

                                                                   MARCH 31, 2001
                                                              -------------------------
                                                                                AS
                                                              HISTORICAL   ADJUSTED (1)
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
DEBT:
  Notes and mortgages payable...............................  $1,199,958    $1,151,833
                                                              ----------    ----------
MINORITY INTEREST IN OPERATING PARTNERSHIP:
    Total minority interest in operating partnership........     273,529       273,529
                                                              ----------    ----------
SHAREHOLDERS' EQUITY:
  Common Shares of Beneficial Interest, $.01 par value:
    65,000,000 shares authorized, 26,478,087 shares issued
    (2).....................................................         265           265
  Preferred Shares of Beneficial Interest, $.01 par value:
    10,000,000 shares authorized: 8 3/4% Series A Cumulative
    Redeemable Preferred Shares of Beneficial Interest,
    liquidation preference $25.00 per share, 5,000,000
    shares issued and outstanding...........................          50            50
      9 1/4% Series C Cumulative Redeemable Preferred Shares
      of Beneficial Interest, liquidation preference $25.00
      per share, 2,000,000 shares issued and outstanding....           0            50
  Additional paid-in capital................................     681,512       729,587
  Cumulative earnings.......................................     265,256       265,256
  Cumulative distributions..................................    (346,974)     (346,974)
  Treasury shares, at cost; 5,623,150 shares................    (150,163)     (150,163)
  Accumulated other comprehensive loss......................      (3,250)       (3,250)
  Deferred compensation on restricted shares................      (1,083)       (1,083)
                                                              ----------    ----------
    Total shareholders' equity..............................     415,613       493,738
                                                              ----------    ----------
    Total capitalization....................................  $1,919,100    $1,919,100
                                                              ==========    ==========

------------------------

(1) Assumes the repayment of approximately $48.1 million outstanding under our primary line of credit as of March 31, 2001. We expect that the amount of indebtedness that will be outstanding under the line of credit immediately prior to the closing of the offering will be approximately $260 million, and that all of the proceeds of the offering will be applied to repayment of a portion of the line of credit.

(2) Does not include 11,125,726 shares reserved for possible issuance upon redemption of issued and outstanding common units, and 1,242,360 shares subject to options granted under our share option plans.

                    DESCRIPTION OF SERIES C PREFERRED SHARES

    We are authorized to issue up to 10,000,000 preferred shares, in one or more series. Each series will have the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of that series, in each case, if any, as our Board of Trustees may determine by adoption of Articles Supplementary to our Declaration of Trust, subject to any shareholder approval required by the Constitution of the State of Alabama. On October 23, 1997, our shareholders authorized our Board of Trustees to designate and issue up to 10,000,000 preferred shares. As of March 31, 2001, there were 5,000,000 preferred shares outstanding, all of which are designated as Series A Preferred Shares. As of March 31, 2001, there were 2,000,000 Series B Preferred Shares authorized, none of which were outstanding.

GENERAL

    On June 14, 2001, a committee of our Board of Trustees, pursuant to authority expressly delegated by our Board of Trustees, adopted a form of Articles Supplementary to the Declaration of Trust determining the terms of the Series C Preferred Shares consisting of up to 2,300,000 shares, designated
9 1/4% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share. When issued, the Series C Preferred Shares will be validly issued, fully paid and nonassessable. Unless redeemed by us, the Series C Preferred Shares have a perpetual term with no stated maturity date. The following summary of the terms and provisions of the Series C Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust and the Articles Supplementary designating the Series C Preferred Shares, each of which is available from us.

    The registrar, transfer agent and distributions disbursing agent for the Series C Preferred Shares will be Equiserve Trust Company, N.A.

    The Company will contribute or otherwise transfer the net proceeds of the sale of the Series C Preferred Shares to the Operating Partnership in exchange for Series C Preferred Units, the economic terms of which will be identical to the Series C Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series C Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series C Preferred Shares) prior to any distribution of cash or assets to the holders of Operating Partnership Units, except for the holders of Series A Preferred Units, Series B Preferred Units and any other series of preferred units ranking on a parity with the Series C Preferred Units as to distributions and/or liquidation rights. The Operating Partnership currently has 5,000,000 Series A Preferred Units outstanding and 2,000,000 Series B Preferred Units outstanding.

    We intend to file an application to list the Series C Preferred Shares on the NYSE. If such application is approved, trading of the Series C Preferred Shares on the NYSE is expected to commence within a 30-day period after the date of this prospectus supplement. While the underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Series C Preferred Shares will exist prior to commencement of trading.

RANKING

    With respect to the payment of distributions and amounts upon liquidation, the Series C Preferred Shares will rank (i) senior to all classes or series of our common shares, and to all equity securities ranking junior to the Series C Preferred Shares, including the 6,500 Series 1998 Junior Participating Preferred Shares authorized in connection with our shareholder rights plan; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Shares, including the Series A Preferred Shares and the Series B Preferred Shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Shares. We currently have no equity securities outstanding senior to the Series C Preferred Shares. We currently have 2,000,000 authorized shares of Series B Preferred Shares, none of which shares are outstanding.

DISTRIBUTIONS

    Holders of the Series C Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 9 1/4% of the $25.00 liquidation preference per annum (equivalent to a fixed annual rate of $2.3125 per share). Distributions on the Series C Preferred Shares shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on the last day of each of March, June, September and December or, if not a business day, the succeeding business day. The first distribution on the Series C Preferred Shares, which will be paid on October 1, 2001, will be for more than a full quarter. Distributions payable on the Series C Preferred Shares for any other partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable distribution payment date falls or such other date designated by the Board of Trustees for the payment of distributions that is not more than 30 nor less than 10 days prior to the distribution payment date.

    No distributions on the Series C Preferred Shares shall be authorized by our Board of Trustees or be paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if the authorization or payment shall be restricted or prohibited by law.

    Notwithstanding the foregoing, distributions on the Series C Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of the distributions and whether or not the distributions are authorized. Accrued but unpaid distributions on the Series C Preferred Shares will not bear interest and holders of the Series C Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above.

    Any distribution payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remains payable.

LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution or winding up of our affairs, the holders of the Series C Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders liquidating distributions in cash or property at its fair market value as determined by our Board of Trustees in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of the liquidation, dissolution or winding up, before any distribution is made to holders of common shares or any other capital shares of beneficial interest that rank junior to the Series C Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series C Preferred Shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property shall not be deemed to constitute a liquidation, dissolution or winding up.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of ranking on a parity with the Series C Preferred Shares in the distribution of assets, then the holders of the Series C Preferred Shares and all other classes or series of capital shares ranking on a parity with the Series C Preferred Shares, including the Series A Preferred Shares and the Series B Preferred Shares, shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Series C Preferred Shares, the remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Series C Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

OPTIONAL REDEMPTION

    The Series C Preferred Shares are not redeemable prior to June 19, 2006. On and after June 19, 2006, we may redeem, at our option, the Series C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions thereon, if any, to the date fixed for redemption, without interest, to the extent we have funds legally available therefor. The redemption price of the Series C Preferred Shares (other than any portion thereof consisting of accrued distributions) shall be paid solely from the sale proceeds of our other capital stock and not from any other source. For purposes of the preceding sentence, "capital stock" means any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. If fewer than all of the outstanding Series C Preferred Shares are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable manner as prescribed by the Board of Trustees. In addition, we may redeem Series C Preferred Shares in certain circumstances relating to the maintenance of our ability to qualify as a REIT for federal income tax purposes.

    Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series C Preferred Shares. A similar notice will be mailed by the registrar, postage prepaid, not less than 30 days nor more than 60 days prior to the date fixed for redemption of the Series C Preferred Shares, addressed to the respective holders of record of Series C Preferred Shares to be redeemed at their respective addresses shown on our share transfer books. No failure to give notice or any defect of the notice or in the mailing of the notice shall affect the validity of the proceedings for the redemption of any Series C Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state:

     - the date fixed for redemption of the Series C Preferred Shares;

     - the redemption price;

     - the number of Series C Preferred Shares to be redeemed;

     - the place or places where the Series C Preferred Shares are to be surrendered for payment of the redemption price; and

     - that distributions on the shares to be redeemed will cease to accrue on the redemption date. If fewer than all of the Series C Preferred Shares are to be redeemed, the notice mailed to each holder shall also specify the number of Series C Preferred Shares to be redeemed from each holder.

    On or after the Redemption Date, each holder of Series C Preferred Shares to be redeemed must present and surrender the share certificates representing Series C Preferred Shares at the place designated in the redemption notice and then the redemption price of such shares will be paid to or on the order of the person whose name appears on the share certificates as the owner thereof and each surrendered share certificate will be canceled. In the event that fewer than all the shares represented by any share certificate are to be redeemed, a new share certificate will be issued representing the unredeemed shares. From and after the date fixed for redemption of the Series C Preferred Shares (unless we default in payment of the redemption price), all distributions on the Series C Preferred Shares designated for redemption in the notice will cease to accrue and all rights of the holders, except the right to receive the redemption price (including all accrued and unpaid distributions up to the date fixed for redemption of the Series C Preferred Shares), will cease and terminate and such shares will not thereafter be transferred (except with our consent) on our books, and the shares shall not be deemed to be outstanding for any purpose whatsoever. At our election, we may, prior to the redemption date, irrevocably deposit the redemption price (including accrued and unpaid distributions) of the Series C Preferred Shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series C Preferred Shares to be redeemed will:

     - state the date of such deposit;

     - specify the office of such bank or trust company as the place of payment of the redemption price; and

     - call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions up to the redemption date). Any monies deposited which remain unclaimed by the holders of the Series C Preferred Shares at the end of two years after the redemption date will be returned to us by such bank or trust company.

    The holders of Series C Preferred Shares at the close of business on a record date of any distribution will be entitled to receive the distribution payable with respect to the Series C Preferred Shares on the corresponding payment date notwithstanding the redemption thereof between such distribution record date and the corresponding distribution payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Shares to be redeemed.

    Notwithstanding the foregoing, unless full cumulative distributions on all outstanding Series C Preferred Shares have been paid or declared and a sum sufficient for the payment set apart for payment for all past distribution periods and the then current distribution period, no Series C Preferred Shares shall be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed. However, the foregoing shall not prevent the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares, and, unless full cumulative distributions on all outstanding Series C Preferred Shares have been paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, we shall not purchase or otherwise acquire, directly or indirectly, any Series C Preferred Shares (except by conversion into or exchange for shares of beneficial interest ranking junior to the Series C Preferred Shares as to distribution rights and liquidation preference).

    The Series C Preferred Shares have no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.

VOTING RIGHTS

    Except as indicated below or in the accompanying prospectus, or except as otherwise from time to time required by applicable law, the holders of the Series C Preferred Shares will have no voting rights. On any matter on which the Series C Preferred Shares are entitled to vote (as expressly provided herein, in the Articles Supplementary or as may be required by law), including any action by written consent, each Series C Preferred Share shall be entitled to one vote.

    If distributions on the Series C Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive) holders of the Series C Preferred Shares (voting separately as a class with holders of the Series A Preferred Shares, Series B Preferred Shares and all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees to serve on our board of trustees until we pay all distributions which we owe on the Series C Preferred Shares.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

CONVERSION

    The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities.

SHAREHOLDER LIABILITY

    Applicable Alabama law provides that no shareholder, including holders of Series C Preferred Shares, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    In order to assist us in maintaining our qualification as a REIT for federal income tax purposes, ownership by any person of more than 9.8% of the value of the Series C Preferred Shares is restricted in our Declaration of Trust.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain federal income tax considerations pertaining to the acquisition, ownership and disposition of the Series C Preferred Shares. This discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective holder of Series C Preferred Shares in light of its particular circumstance or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The Company has not requested and will not request a ruling from the Internal Revenue Service with respect to any of the federal income tax issues discussed below.

    This prospectus supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. Such matters are addressed in the accompanying prospectus under the caption "Federal Income Tax Considerations--Taxation of the Company." Prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local foreign and other tax consequences of holding and disposing of Series C Preferred Shares.

TAXATION OF HOLDERS OF SERIES C PREFERRED SHARES

    DIVIDENDS AND OTHER DISTRIBUTIONS; BACKUP WITHHOLDING. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of the Company, and the backup withholding rules, see the captions "Federal Income Tax Considerations--Taxation of the Company," "--Backup Withholding and Information Reporting Requirements" and "--Taxation of Taxable Domestic Holders of Common Shares" in the accompanying prospectus. In determining the extent to which a distribution of the Series C Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated, on a pro rata basis, first to distributions with respect to the preferred shares and then to the common shares.

    SALE OR EXCHANGE OF SERIES C PREFERRED SHARES. Upon the sale or exchange of Series C Preferred Shares to a party other than the Company, a holder of Series C Preferred Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder of Series C Preferred Shares' adjusted tax basis in the Series C Preferred Shares (provided the Series C Preferred Shares are held as a capital asset). Gain recognized by shareholder who is an individual, estate or trust upon the sale, exchange or other disposition of Series C Preferred Shares that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Gain recognized from the sale of a capital asset that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Any loss on a sale, exchange or other disposition of Series C Preferred Shares which was held by the holder for six months or less and with respect to which a capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such shares.

    REDEMPTION OF SERIES C PREFERRED SHARES. The treatment accorded to any redemption by the Company for cash (as distinguished from a sale, exchange or other disposition) of Series C Preferred Shares can only be determined on the basis of particular facts as to each holder at the time of redemption. In general, a holder of Series C Preferred Shares will recognize capital gain or loss measured by the difference between the amount received by the holder of Series C Preferred Shares upon the redemption and such holder's adjusted tax basis in the Series C Preferred Shares redeemed (provided the Series C Preferred Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the holder's interest in all classes of stock of the Company under Section 302(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) is "not essentially equivalent to a dividend" with respect to the holder of Series C Preferred Shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Series C Preferred Shares owned by the holder of Series C Preferred Shares, but also such holder's ownership of common shares, other series of preferred shares and any other options (including stock purchase rights) to acquire any of the foregoing. The holder of Series C Preferred Shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Section 318 and 302(c) of the Code.

    If a particular holder of Series C Preferred Shares owns (actually or constructively) no common shares of the Company or an insubstantial percentage of the outstanding common shares of the Company, based upon current law, it is probable that the redemption of Series C Preferred Shares from such a holder would be considered "not essentially equivalent to a dividend." However, whether a dividend is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of Series C Preferred Shares intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

    If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series C Preferred Shares will be treated as a distribution on the Series C Preferred Shares as described under "Federal Income Tax Considerations--Taxation of Taxable Domestic

Holders of Common Shares" in the accompanying prospectus. If the redemption is taxed as a dividend, the holder of Series C Preferred Shares' adjusted tax basis in the Series C Preferred Shares will be transferred to any other shares held by the holder. If the holder of Series C Preferred Shares owns no other shares in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

    SPECIAL CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS. There are several special considerations for prospective purchasers of Series C Preferred Shares who are Non-U.S. Shareholders for U.S. federal tax purposes. For a description of these special considerations, see "Federal Income Tax Considerations--Taxation of Foreign Shareholders" in the accompanying prospectus.

    SPECIAL CONSIDERATIONS FOR TAX-EXEMPT SHAREHOLDERS. There are several special considerations for prospective purchasers of Series C Preferred Shares who are tax-exempt Shareholders for U.S. federal tax purposes. For a description of these special considerations, see "Federal Income Tax Considerations-- Taxation of Tax-Exempt Shareholders" in the accompanying prospectus.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement we have agreed to sell to each of the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Legg Mason Wood Walker, Incorporated are acting as representatives, and each of the underwriters has severally agreed to purchase from us, the respective number of Series C Preferred Shares set forth after its name below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the Series C Preferred Shares if any are purchased.

                                                             NUMBER OF SERIES C
                                                              PREFERRED SHARES
UNDERWRITER                                                  ------------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.....................................       1,650,000
Legg Mason Wood Walker, Incorporated.......................         200,000
Dain Rauscher Incorporated.................................          50,000
Fahnestock & Co. Inc.......................................          50,000
U.S. Bancorp Piper Jaffray Inc.............................          50,000
                                                                  ---------
          Total............................................       2,000,000
                                                                  =========

    The representatives have advised us that they propose initially to offer the Series C Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $.50 per share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.30 per share on sales to certain other dealers. After the initial offering, the public offering price, concession and discount may be changed.

    We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to an aggregate of 300,000 additional Series C Preferred Shares to cover over-allotments, if any, at the price to the public set forth on the cover page of this prospectus supplement, less the underwriting discount. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional Series C Preferred Shares which the number of shares to be purchased by it shown in the foregoing table bears to the 2,000,000 Series C Preferred Shares offered by this prospectus supplement.

    The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 300,000 additional Series C Preferred Shares.

                                                        PER SERIES C       WITHOUT        WITH
                                                       PREFERRED SHARE     OPTION        OPTION
                                                       ---------------     -------       ------
Public offering price................................      $25.00        $50,000,000   $57,500,000
Underwriting discount................................      $.7875         $1,575,000    $1,811,250
Proceeds, before expenses, to Colonial Properties
  Trust..............................................      $25.00        $50,000,000   $57,500,000

    We estimate that we will spend approximately $300,000 for printing, legal, accounting, transfer agent, NYSE listing and other expenses related to this offering of the Series C Preferred Shares.

    Until the distribution of the Series C Preferred Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase Series C Preferred Shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the Series C Preferred Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series C Preferred Shares.

    If the underwriters create a short position in the Series C Preferred Shares in connection with this offering (i.e., if they sell more Series C Preferred Shares than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series C Preferred Shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    We intend to file an application to list the Series C Preferred Shares on the NYSE. If the application is approved, trading of the Series C Preferred Shares on the NYSE is expected to commence within 30 days after the initial delivery of the Series C Preferred Shares. The underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series C Preferred Shares, however, and if they begin to make a market they may cease market-making activities at any time.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect thereof.

    In the ordinary course of their business, the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us.

                                 LEGAL MATTERS

    The legality of the Series C Preferred Shares offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Hogan & Hartson L.L.P. and Sidley Austin Brown & Wood LLP will rely on the opinion of Sirote & Permutt P.C., Birmingham, Alabama, as to matters of Alabama law.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some statements in this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our or industry results to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. These factors include, among others, the following: general economic and business conditions which will, among other things, affect demand for multifamily, office and retail properties, availability and creditworthiness of prospective tenants, lease rents and the availability of financing, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition, governmental actions and initiatives, and environmental/safety requirements.

PROSPECTUS

                                  $325,000,000

                           COLONIAL PROPERTIES TRUST

               DEBT SECURITIES, PREFERRED SHARES, COMMON SHARES,
                  COMMON SHARE WARRANTS AND DEPOSITARY SHARES
                               ------------------

    Colonial Properties Trust (the "Company") may from time to time offer in one or more series of (i) unsecured debt securities ("Debt Securities"), (ii) preferred shares of beneficial interest ("Preferred Shares"), (iii) common shares of beneficial interest, $.01 par value ("Common Shares"), (iv) warrants exercisable for Common Shares ("Common Share Warrants"), and (v) Preferred Shares represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $325,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Common Shares, Common Share Warrants and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Shares or Common Shares of the Company, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Shares, any initial public offering price or, if applicable, information regarding the exchange of units of partnership interest ("Units") of Colonial Realty Limited Partnership for Common Shares; (iv) in the case of Common Share Warrants, the specific title and aggregate number, and the issue price and the exercise price; and (v) in the case of Depositary Shares, the fractional Preferred Share represented by each Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN
              FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this Prospectus is June 12, 2001

AS USED HEREIN, THE TERM "COMPANY" INCLUDES COLONIAL PROPERTIES TRUST, AN ALABAMA REAL ESTATE INVESTMENT TRUST, AND ONE OR MORE OF ITS SUBSIDIARIES (INCLUDING COLONIAL PROPERTIES HOLDING COMPANY, INC., COLONIAL REALTY LIMITED PARTNERSHIP, COLONIAL PROPERTIES SERVICES LIMITED PARTNERSHIP AND COLONIAL PROPERTIES SERVICES, INC.) OR, AS THE CONTEXT MAY REQUIRE, COLONIAL PROPERTIES TRUST ONLY OR COLONIAL REALTY LIMITED PARTNERSHIP ONLY.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus and the documents incorporated by reference herein and any accompanying Prospectus Supplement, including those set forth in "Risk Factors" and "Use of Proceeds" herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions which will, among other things, affect demand for multifamily properties, availability and creditworthiness of prospective tenants, lease rents and the availability of financing, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition, governmental actions and initiatives, and environmental/safety requirements. See "Risk Factors."

                                  THE COMPANY

    The Company is one of the largest owners, developers and operators of multifamily, office and retail properties in the Sunbelt region of the United States. The Company has been engaged in the multifamily, office and retail property business for over 30 years. The Company is a fully-integrated real estate company whose activities include the ownership and operation of a portfolio of 115 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia, as well as thedevelopment of new properties, acquisitions of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate. The Company is a self-administered and self-managed equity REIT that owns 54 multifamily apartment communities containing a total of approximately 17,221 apartment units, 17 office properties containing a total of approximately 3.2 million square feet of office space, 44 retail properties containing a total of approximately 15.2 million square feet of retail shopping space, and parcels of land adjacent to or near some of these properties. As of March 31, 2001, the occupancies for the stabilized multifamily, office and retail properties were 93.7%, 91.9% and 89.5%, respectively.

    The Company is the sole general partner of and holds approximately 65.0% of the common units and 55.6% of the preferred units of Colonial Realty Limited Partnership (which is referred to in this prospectus as the "Operating Partnership"). The Company conducts all of its business through the Operating Partnership and its two management subsidiaries, Colonial Properties Services Limited Partnership, which provides services for the Company's properties, and Colonial Properties Services, Inc., which provides management services for properties owned by third parties. As sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to a few exceptions.

    The Company's experienced staff of approximately 962 employees provides a full range of real estate services from its headquarters in Birmingham, Alabama and from 16 regional offices located in the Birmingham, Mobile, Huntsville and Montgomery, Alabama, Orlando and Tampa, Florida, Greenville, South Carolina, Burlington, North Carolina, Macon and Atlanta, Georgia and Temple, Texas metropolitan areas, and from the locations of the Company's properties.

    The Company is an Alabama REIT that was formed in July 1993. The principal executive offices of the Company are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

                                  RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE
  MATTERS DESCRIBED BELOW.

REAL ESTATE INVESTMENT RISKS

    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from retail, multifamily or office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand, for retail, apartment or office space in the area and the attractiveness of the properties to shoppers, residents and tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

    DEBT FINANCING. The Company is subject to the risks associated with debt financing, including the risk that the Company's cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on the Properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

    RENEWAL OF LEASES AND RELETTING OF SPACE. The Company is subject to the risks that upon expiration of leases for space located at the Properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting expenses that it believes are reasonable in light of each Property's situation, no assurance can be given that this budget will be sufficient to cover these expenses. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its Properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

    DEPENDENCE ON PRIMARY MARKETS. All of the Company's Properties are located in the southern United States and 41 of the Properties are located in Birmingham and Montgomery, Alabama, Orlando, Florida and Macon, Georgia. The Company's performance and its ability to make distributions to shareholders or debt service payments could be adversely affected by economic conditions in the Southeast and in Birmingham, Montgomery, central Florida and Macon in particular.

    POSSIBLE ENVIRONMENTAL LIABILITIES. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that could be material. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any Property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

    At one of the Company's Properties, the Gadsden Mall in Gadsden, Alabama, four underground storage tanks were removed in 1989. In connection with the removal of these gasoline storage tanks, associated petroleum contamination was discovered in the soil and groundwater. The Company is currently working with the state regulatory agency to remediate the contamination in accordance with applicable requirements. Because the tanks were registered with the Alabama Department of Environmental Management and the facility was in compliance with regulations prior to the incident, the Company has been reimbursed under the Alabama Underground Storage Tank Trust Fund for the costs incurred to date in connection with the ongoing cleanup, and expects to be reimbursed for the remaining costs as well. Currently, a free product recovery program is underway.

CONFLICTS OF INTEREST

    Certain members of the Company's Board of Trustees ("Board of Trustees") and officers (including Thomas and James Lowder, Harold Ripps, Herbert Meisler and William Johnson) own Units in the Operating Partnership and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. Although the Company (through
CPHC), as the sole general partner of the Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, these Unit holders might seek to influence the Company not to sell or refinance the Properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt than would be in the best interests of the Company. The Company has agreed to use its reasonable efforts to minimize the adverse impact of any such refinancing upon the former owners, and to take into account the tax consequences to such former owners in deciding whether to sell a Property, which also may result in decisions that are not in the best interest of all of the shareholders.

    The Lowder family (which includes Thomas, James, Robert and Catherine Lowder and their affiliates) holds interests in certain companies that in the past have performed construction management, insurance brokerage and other services with respect to the Properties. These companies may perform similar services for the Company in the future. As a result of its financial interest in these companies, the Lowder family may realize benefits from transactions between such companies and the

Company that are not realized by other shareholders of the Company. In addition, Thomas Lowder and his brother, James Lowder, as trustees of the Company, may be in a position to influence the Company to do business with companies in which the Lowder family has a financial interest. Although the Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest, including a policy which requires that transactions in which a trustee or officer of the Company has a conflict of interest be approved by a majority of the disinterested trustees, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts, or that such transactions, if any, will be on terms as favorable to the Company as could be obtained in an arms-length transaction with a third party.

DEVELOPMENT AND ACQUISITION RISKS

    The Company intends to continue development of new multifamily, retail and office properties (including expansions of existing Properties on the land adjacent to those Properties) and to consider acquisitions of multifamily, retail and office properties where it believes that such development or acquisition is consistent with the business strategies of the Company. New project development is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new developments and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further development activities or acquisitions may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above.

MANAGEMENT, LEASING AND BROKERAGE RISKS; CONTROL OF MANAGEMENT CORPORATION

    The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.

WE DO NOT CONTROL OUR MANAGEMENT, LEASING AND BROKERAGE BUSINESSES

    To facilitate the maintenance of our REIT qualification, we have a "non-controlled subsidiary," Colonial Properties Services, Inc., which conducts management, leasing and brokerage business for properties the Company does not wholly own. While we own 99% of the economic interest in this non-controlled subsidiary, 99% of its voting stock is owned by members of the Lowder family. We therefore lack the ability to set the business policies and operations of this non-controlled subsidiary. Colonial Properties Services, Inc. has elected to be a "taxable REIT subsidiary" of the Company, effective January 1, 2001. As a result, we are no longer prevented from owning a controlling voting interest in Colonial Properties Services, Inc. It is expected that the Operating Partnership will acquire both the

Company's interest and the Lowder family's interest in Colonial Properties Services, Inc., which will then be a wholly owned subsidiary of the Operating Partnership.

CHANGES IN POLICIES

    The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Trustees. Although it has no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to shareholders or debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Shares.

CERTAIN TAX RISKS

    TAX LIABILITIES AS A CONSEQUENCE OF THE FAILURE TO QUALIFY AS A REIT. The Company believes that it has operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations--Taxation of the Company."

    REIT DISTRIBUTION REQUIREMENTS AND POTENTIAL IMPACT OF BORROWINGS. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 90% of its net taxable income. See "Federal Income Tax Considerations--Taxation of the Company (Annual Distribution Requirements)." The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

    OTHER TAX LIABILITIES. Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Taxation of the Company and--Other Tax Considerations."

PRICE FLUCTUATIONS OF THE COMMON SHARES AND TRADING VOLUME; SHARES AVAILABLE FOR FUTURE SALE

    A number of factors may adversely influence the price of the Company's Common Shares in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Shares to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Shares, the relatively low daily trading volume of REITs in general, including the Common Shares and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may currently issue up to 11,125,726 Common Shares (subject to the Ownership Limit, as defined below) upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, 3,900,000 Common Shares of the Company have been issued or reserved for issuance pursuant to share option and restricted share plans and other employee benefit plans, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. No prediction can be made about the effect that future sales of Common Shares will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

    In order to maintain its qualification as a REIT, the Company has limited ownership of the issued and outstanding Common Shares by any single shareholder (other than Lowder family members) to 5% of the outstanding Common Shares (the "Ownership Limit"). The Board of Trustees could waive this restriction if it were satisfied, based upon the advice of tax counsel, that ownership in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interests of the Company. Common Shares acquired or transferred in breach of the limitation may be redeemed by the Company for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. The Company may elect to redeem such shares for Units, which are subject to certain limitations on transfer. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit will be void. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" for additional information regarding the Ownership Limit. A similar restriction would be imposed on any Preferred Shares or Debt Securities convertible into Preferred or Common Shares that the Company may issue under this Prospectus.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

    Various provisions of the Company's Declaration of Trust (the "Declaration of Trust") restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's Trustees and the ability of the board to issue Preferred Shares. The Company also has a shareholder rights plan that could be used to discourage or prevent a change of control. See "Description of Common Shares of Beneficial Interest--Shareholder Rights Plan."

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership, which would use such net proceeds for general business purposes, including, without limitation, the development and acquisition of additional properties and other acquisition transactions as suitable opportunities arise, the repayment of certain debt outstanding at such time, capital expenditures, improvements to certain properties in the Company's portfolio, working capital and other general purposes.

                      RATIOS OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED DISTRIBUTIONS

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

                                            THREE MONTHS
                                               ENDED                     YEAR ENDED DECEMBER 31,
                                             MARCH 31,     ----------------------------------------------------
                                                2001         2000       1999       1998       1997       1996
                                            ------------   --------   --------   --------   --------   --------
FIXED CHARGES:
Interest expense..........................     $19,469     $71,855    $57,211    $52,063    $40,496    $24,584
Capitalized interest......................       2,026       9,553      8,664      3,727      4,145      3,745
Debt costs amortization...................         382       1,224      2,100        958        815        707
Distributions to preferred unitholders....       2,218       8,873      7,588         --         --         --
                                               -------     -------    -------    -------    -------    -------
  Total Fixed Charges.....................      24,095      91,505     75,563     56,748     45,456     29,036

Preferred Share Distributions.............       2,735      10,940     10,943     10,938      1,671         --

EARNINGS PLUS FIXED CHARGES:
Income before property sales and
  extraordinary items.....................      13,587      71,228     76,242     67,107     47,391     40,780
Adjustment for capitalized interest.......      (2,026)     (9,553)    (8,664)    (3,727)    (4,145)    (3,745)
Fixed Charges.............................      24,095      91,505     75,563     56,748     45,456     29,036
                                               -------     -------    -------    -------    -------    -------
  Total Earnings plus Fixed Charges.......      35,656     153,180    143,141    120,128     88,702     66,071

Ratio of Earnings to Combined Fixed
  Charges and Preferred Distributions.....         1.3         1.5        1.7        1.8        1.9        2.3

    The ratios of earnings to combined fixed charges and preferred distributions were computed by dividing earnings by fixed charges and preferred distributions. For this purpose, earnings consist of income (loss) before gains (losses) from sales of property and extraordinary items (excluding interest costs capitalized) plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs, and distributions to preferred unitholders.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

    The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "--Subordination."

    Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

    (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) If convertible in whole or in part into Common Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares receivable on conversion;

    (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

    (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

    (14) Whether such Debt Securities will be issued in certificate or book-entry form;

    (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

    (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

    (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Shares, Preferred Shares and Depositary Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Shares of Beneficial Interest--Restrictions on Ownership" and "Description of Common Shares of Beneficial Interest--Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

    "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

    The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

    EXISTENCE. Except as described above under "Merger, Consolidation or Sale", the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

    MAINTENANCE OF PROPERTIES. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007).

    INSURANCE. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) to file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, to supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATION TO THE COVENANTS DESCRIBED ABOVE

    Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

    If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

    Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATIONS OF THE INDENTURES

    Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

    Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

    Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the

Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

    Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be surrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities. Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks PARI PASSU with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. As used in the preceding sentence, the term "purchase money obligations" shall mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but shall not include any trade accounts payable. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

    If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

    The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

    From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

    Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

    If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

             DESCRIPTION OF PREFERRED SHARES OF BENEFICIAL INTEREST

    The Company is authorized to issue 10,000,000 Preferred Shares. In November 1997, the Company issued 5,000,000 Preferred Shares designated as the Company's 8 3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest. In February 1999, the Operating Partnership issued 2,000,000 Preferred Shares designated as the Company's 8.875% Series B Cumulative Redeemable Perpetual Preferred Units which are exchangeable at the option of the holders beginning in February 2009 for 8.875% Series B Preferred Shares, which have been reserved for issuance and which will rank on a parity with the Series A Preferred Shares if and when issued. In addition, in October 1998 the Company authorized the issuance of 6,500 Series 1998 Junior Participating Preferred Shares of Beneficial Interest in connection with the adoption of the Company's shareholder rights plan. These Junior Participating Preferred Shares would rank junior to the Series A and Series B Preferred Shares. No other Preferred Shares were outstanding as of June 1, 2001.

    Under the Company's Declaration of Trust, the Board of Trustees may from time to time establish and issue one or more series of Preferred Shares, subject to any shareholder approval required by the Constitution of the State of Alabama. The Trustees may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series.

THE BOARD OF TRUSTEES

    The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and the Company's bylaws (the "Bylaws").

GENERAL

    The Board of Trustees is empowered by the Company's Declaration of Trust to designate and issue from time to time one or more series of Preferred Shares. On October 23, 1997, the Company's shareholders authorized the Board of Trustees to designate and issue up to 10,000,000 Preferred Shares. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The Preferred Shares will, when issued, be fully paid and nonassessable.

    The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

    (l) The title and stated value of such Preferred Shares;

    (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6) The provision for a sinking fund, if any, for such Preferred Shares;

    (7) The provision for redemption, if applicable, of such Preferred Shares;

    (8) Any listing of such Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

    (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

    (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (14) Whether interests in such Preferred Shares will be represented by Depositary Shares; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

    Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred

Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the redemption to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

    Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

    As discussed below under "Description of Common Shares of Beneficial Interest--General," applicable Alabama law provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Description of Common Shares of Beneficial Interest--Ownership Limits," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Declaration of Trust provides that (subject to certain exceptions) no holder of Preferred Shares may own, directly or by attribution, more than 9.8% of any class or series of Preferred Shares. In addition, no holder may own, directly or by attribution, more than 9.8% of the issued and outstanding Common Shares and Preferred

Shares. For a more detailed discussion of these restrictions, see "Description of Common Shares of Beneficial Interest--Restrictions on Transfer."

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

              DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST

GENERAL

    The authorized capital stock of the Company includes 65,000,000 common shares of beneficial interest, $.01 par value per share ("Common Shares"). The outstanding Common Shares entitle the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Shares have no preemptive rights. At March 31, 2001, there were 20,854,839 Common Shares outstanding.

    Common Shares currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

    Both Alabama statutory law governing real estate investment trusts organized under the laws of that state (the "Alabama REIT Law") and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it will be the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

    Subject to such preferential rights as may be granted by the Board of Trustees in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Common Shares by the Board of Trustees in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

    ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS. The Bylaws of the Company provide that, with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Trustees or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Trustees may be made only (i) by or at the direction of the Board of Trustees or (ii) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

    OWNERSHIP LIMITS. The Company's Declaration of Trust contains certain restrictions on the number of Common Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Declaration of Trust of the Company contains restrictions on the ownership and transfer of Common Shares intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Declaration of Trust, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% (the "Common Shares Ownership Limit") of the issued and outstanding Common Shares. Members of the Lowder family (which includes Thomas and James Lowder, members of their family and various corporations and partnerships owned by them) are not subject to the Common Shares Ownership Limit, but they are prohibited from acquiring additional Common Shares if, as a result of such acquisition, a single member of the Lowder family would be considered to own beneficially more than 29% of the outstanding Common Shares, or any two members of the Lowder family would be considered to own beneficially more than 34% of the outstanding Common Shares, or any three members of the Lowder family would be considered to own beneficially more than 39% of the outstanding Common Shares or any four members of the Lowder family would be considered to own beneficially more than 44% of the outstanding Common Shares (the "Excluded Holder Limit"). In addition, they are prohibited from acquiring any Common Shares if such acquisition would cause five beneficial owners of Common Shares to beneficially own in the aggregate more than 50% in value of the outstanding Common Shares.

    In addition to the foregoing ownership limits, no holder may own, directly or by attribution, more than 9.8% of the issued and outstanding Common Shares and Preferred Shares on a combined basis (the "Aggregate Ownership Limit"). Also, no holder may own, directly or by attribution, more than 9.8% of any class or series of Preferred Shares (the "Preferred Shares Ownership Limit"). (The Common Shares Ownership Limit, the Excluded Holder Limit, the Preferred Shares Ownership Limit and the Aggregate Ownership Limit are referred to collectively herein as the "Ownership Limits".)

    The Board of Trustees may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares could beneficially own in the aggregate more than 49% of the outstanding Shares. The Board of Trustees may, with a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

    EXCESS SHARES. If any person owns, either directly or constructively under the applicable attribution rules of the Code, Shares in excess of any of the Ownership Limits (which include limits where the acquisition or ownership of Shares would cause the Company to fail to qualify as a REIT), such person will be deemed to have exchanged the Shares that cause an Ownership Limit to be exceeded for an equal number of Excess Shares. The Excess Shares will not be deemed issued to the person who exceeded the Ownership Limit, but instead will be held by the Company as trustee of a trust for the exclusive benefit of a transferee (or transferees) to be designated by the Company, provided that such designee is a person to whom an equal number of Shares could be transferred without violating the Ownership Limits. In addition, any purported transfer of Shares which would cause the transferee to hold Shares in excess of the Ownership Limits, shall be null and void. In such cases, the intended transferee will acquire no rights or economic interest in the Shares, and the transferor will be deemed instead to have transferred such Shares to the Company in exchange for Excess Shares, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the Shares can be transferred without violating the Ownership Limits. The Company generally must designate a transferee within 30 days of an event which results in the deemed exchange for Excess Shares.

    A person who holds or acquires Shares that shall have been deemed exchanged for Excess Shares will not be entitled to vote the Excess Shares and will not be entitled to receive any distributions (any distribution paid on Shares prior to the discovery by the Company that such Shares have been exchanged for Excess Shares shall be repaid to the Company upon demand, and any distribution declared but unpaid shall be rescinded). Such person shall be entitled to receive consideration paid by the Company's designated transferee in an amount that is equal to the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date of the designation of the transferee. Any amount paid by the designated transferee in excess of the amount described in the preceding sentence will be paid to the Company. For these purposes, the market price on a given date is determined by reference to the average closing price of the Shares for the five preceding days. The Excess Shares so transferred will automatically be deemed to be exchanged for Shares. Excess Shares may be purchased by the Company for the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date the Company purchases the Excess Shares.

    The Board of Trustees has the authority at any time to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding would in the opinion of counsel be satisfactory to jeopardize the status of the Company as a REIT for Federal income tax purposes.

    All certificates representing Common Shares will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Common Shares must file a written notice with the Company containing the information specified in the Declaration of Trust no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

SHAREHOLDER RIGHTS PLAN

    In October 1998, the Company's Board of Trustees approved a Shareholder Rights Plan (the "Rights Plan"). Under this plan, the Board declared a dividend of one right for each Common Share outstanding on the record date. The rights become exercisable only if an individual or group acquires a 15% or more beneficial ownership in the Company. Ten days after a public announcement that an individual or group has become the beneficial owner of 15% or more of the Common Shares, each holder of a right, other than the acquiring individual or group, would be entitled to purchase one Common Share for each Right outstanding at one-half of the Company's current market price. Also, if the Company is acquired in a merger, or if 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one-half of the then-current market price of the acquiring company's common stock.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Common Shares is Equiserve Trust Company, N.A.

                      DESCRIPTION OF COMMON SHARE WARRANTS

    The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

    (1) The title of such Common Share Warrants;

    (2) The aggregate number of such Common Share Warrants;

    (3) The price or prices at which such Common Share Warrants will be issued;

    (4) The designation, number and terms of the Common Shares purchasable upon exercise of such Common Share Warrants;

    (5) The designation and terms of the other Securities offered thereby with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Security offered thereby;

    (6) The date, if any, on and after which such Common Share Warrants and the related Common Stock will be separately transferable;

    (7) The price at which each of the Common Shares purchasable upon exercise of such Common Share Warrants may be purchased;

    (8) The date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire;

    (9) The minimum or maximum number of such Common Share Warrants which may be exercised at any one time;

    (10) Information with respect to book entry procedures, if any;

    (11) A discussion of certain federal income tax considerations; and

    (12) Any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto.

DIVIDENDS

    The Preferred Share Depositary will distribute all cash dividends received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

    In the event of a dividend other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No dividend will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into Excess Shares.

WITHDRAWAL OF SHARES

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of the Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

    From and after the date fixed for redemption, all dividends in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.

VOTING OF THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

    The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares (including Excess Shares) of the Company or other shares of beneficial interest, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Share Depositary if (i) such termination is necessary to assist in maintaining the Company's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to assist in maintaining the Company's status as a REIT, then, if the Depositary Shares are listed on a national securities exchange, the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each share of the related

Preferred Shares shall have been converted into shares of beneficial interest of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARE DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Share Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

    Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

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
                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a description of material federal income tax considerations to a holder of common shares of the Company. The following discussion, which is not exhaustive of all possible tax considerations, does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. As used in this section, the term "Company" refers solely to Colonial Properties Trust, the term "Management Corporation" refers to Colonial Properties Services, Inc., and the term "Management Partnership" refers to Colonial Properties Services Limited Partnership.

    The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Therefore, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO IT IN LIGHT OF ITS SPECIFIC OR UNIQUE CIRCUMSTANCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK. THIS INCLUDES THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company has elected to be taxed as a REIT under the Internal Revenue Code commencing with its first taxable year. The Company believes that it is organized and has operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code since its first taxable year, and the Company intends to continue to operate in such a manner. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code and described in this Prospectus with regard to, among other things, the source of its gross income, the composition of its assets, distribution levels and diversity of stock ownership. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company has satisfied such tests or will continue to do so.

    In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its REIT taxable income or capital gain that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. However, the Company will be subject to federal income tax as follows.

    - The Company will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

    - Under some circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference.

    - If the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

    - The Company's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

    - If the Company fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% test, multiplied in either case by a fraction intended to reflect the Company's profitability.

    - The Company will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if the Company fails to distribute during each calendar year at least the sum of:

     - 85% of its REIT ordinary income for the year;

     - 95% of its REIT capital gain net income for the year; and

     - any undistributed taxable income from prior taxable years.

    - The Company will be subject to a 100% tax on amounts received if arrangements between the Company, its tenants and a taxable REIT subsidiary that are not comparable to similar arrangements between unrelated parties.

    In addition, if the Company acquires any asset from a taxable "C" corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from the "C" corporation. To its knowledge, the Company has not acquired any assets from a "C" corporation in a carry-over basis transaction.

    REQUIREMENTS FOR QUALIFICATION AS A REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated; and (8) that meets certain other tests, described below, regarding the nature of its income and assets. Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election is made Condition
(6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. The Company believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, the Company's Declaration of Trust contains restrictions regarding the transfer of its common shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Redemption of Units--Comparison of Ownership of Units and Common Shares--Antitakeover Provisions." These restrictions, however, may not ensure that the Company will be able to satisfy these share ownership requirements. If the Company fails to satisfy these share ownership requirements, it will fail to qualify as a REIT. For the Company's taxable years commencing after December 31, 1997, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of securities requesting information regarding the actual ownership of securities, but does not know, and exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement.

    In addition, the corporation, trust or association must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to maintain and elect REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

    To qualify as a REIT, the Company cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. The Company has elected to be taxed as a REIT beginning with its first taxable year. Therefore, the Company has not had any undistributed non-REIT earnings and profits of its own. The Company has not merged with any other companies with preexisting operations and therefore could not have inherited any undistributed non-REIT earnings and profits that those companies might have had. As a result, the Company does not believe that it has any undistributed non-REIT earnings and profits. However, the Internal Revenue Service could determine otherwise.

    TAXABLE REIT SUBSIDIARIES. A taxable REIT subsidiary of the Company is a corporation other than a REIT in which the Company directly or indirectly holds stock and that has made a joint election with the Company to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of the Company owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. However, a taxable REIT subsidiary does not include certain health care and lodging facilities. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary of the Company may be limited in its ability to deduct interest paid to the Company.

    QUALIFIED REIT SUBSIDIARIES. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

    INCOME TESTS. In order to maintain qualification as a REIT, the Company must satisfy two gross income requirements which are applied on an annual basis. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same sources that qualify for purposes of the 75% income test, and from dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock, securities or some hedging instruments.

    Rents received by the Company will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

    Generally, for rents to qualify as rents from real property for the purpose of the gross income tests, the Company is only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other services will be treated as "impermissible tenant service income" unless it is provided through an independent contractor that bears the expenses of providing the services and from whom the Company derives no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income that the Company receives is deemed is the greater of the amount actually received by the Company or 150% of the Company's direct cost of providing the service. If the impermissible tenant service income exceeds 1% of the Company's total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by the tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

    The Operating Partnership and/or the Management Partnership may receive fees in consideration of the performance of property management services with respect to certain Properties not owned entirely by the Operating Partnership. A portion of such fees (corresponding to that portion of a Property owned by a third-party) will not qualify under the 75% or 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the Properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends on the Company's stock in the Management Corporation and its share of interest on the Management Corporation note will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if the Company's failure to meet the tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will fail to qualify as a REIT. As discussed above, under "Taxation of the Company--General," even if these relief provisions were to apply, the Company will be subject to a penalty tax based upon the amount of the nonqualifying income.

    ASSET TESTS. At the close of each quarter of its taxable year, the Company must satisfy four tests relating to the nature of its assets:

    (1) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities. The Company's real estate assets include, for this purpose, its allocable share of real estate assets held by the Operating Partnership and Management Partnership and the non-corporate subsidiaries of the Operating Partnership and Management Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of the Company;

    (2) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class;

    (3) except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, the Company may not own more than 10% of any one issuer's outstanding voting securities and the Company may not own more than 10% of the total value of the outstanding securities of any one issuer; and

    (4) not more than 20% of the value of the Company's total assets may be represented by the securities of one or more taxable REIT subsidiaries.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include the Company increasing its interest in the Operating Partnership as a result of a merger, the exercise by limited partners of their redemption right relating to units in the Operating Partnership, or an additional capital contribution of proceeds of an offering of shares of beneficial interest by the Company. The Company believes that it has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If the Company were to fail to cure noncompliance with the asset tests within this time period, the Company would cease to qualify as a REIT.

    The Management Corporation has elected, together with the Company, to be treated as a taxable REIT subsidiary of the Company. So long as the Management Corporation qualifies as a taxable REIT subsidiary, the Company will not be subject to the 5% asset test, 10% voting securities limitation and 10% value limitation with respect to the Management Corporation. The Company may acquire securities in other taxable REIT subsidiaries in the future. The Company believes that the aggregate value of its taxable REIT subsidiaries will not exceed 20% of the aggregate value of its gross assets.

    As of each relevant testing date prior to the election to treat the Management Corporation as a taxable REIT subsidiary, which election first became available as of January 1, 2001, the Company did not own more than 10% of the voting securities of the Management Corporation or any other issuer. In addition, the Company believes that as of each relevant testing date prior to the election to treat the Management Corporation or any other corporation in which the Company owns an interest as a taxable REIT subsidiary of the Company, the Company's pro rata share of the value of the securities, including unsecured debt, of any issuer did not exceed 5% of the total value of the Company's assets.

    With respect to each issuer in which the Company currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, the Company believes that its pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of the Company's assets and that it complies with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers) with respect to each such issuer. With respect to its compliance with each of these asset tests, however, the Company cannot provide any assurance that the Internal Revenue Service might not disagree with the Company's determinations.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify for taxation as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each taxable year beginning after December 31, 2000 in an amount at least equal to (A) the sum of (i) 90% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Distributions must generally be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before the Company timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if the Company declares a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend on December 31 of the year in which the dividend was declared.. To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

    The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

    Under some circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    RECORDKEEPING REQUIREMENTS. The Company is required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be required and, if made, will not be deductible by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. The Company holds direct or indirect interests in the Operating Partnership and the Management Partnership and other partnerships and limited liability companies (each individually a "Partnership" and, collectively, the "Partnerships"). The Company believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which could preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations--Taxation of the Company--Asset Tests" and "--Income Tests"), and in turn could prevent the Company from qualifying as a REIT.

    OWNERSHIP OF PARTNERSHIP INTERESTS BY A REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, the Company's proportionate share of the assets and items of income of the Partnerships, including the Partnership's share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of the Company for purposes of applying the asset and income tests. The Company has control over the Operating Partnership and the Management Partnership and substantially all of the partnership and limited liability company subsidiaries of the Operating Partnership and Management Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of the Company as a REIT.

    ALLOCATIONS OF INCOME, GAIN, LOSS AND DEDUCTION. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which the Company owns an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the Operating Partnership's partnership agreement requires such allocations to be made in a manner consistent with
Section 704(c). As a result, certain limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. These allocations will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) as applied by the Company do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to its as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

    SALE OF THE PROPERTIES. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership has held and intends to continue to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC HOLDERS OF COMMON SHARES

    SCOPE OF DISCUSSION. This general discussion of certain United States federal income tax consequences applies to United States persons who hold the Company's common stock as a "capital asset," generally, for investment, as defined in Section 1221 of the Code. This summary, however, does not consider states, local or foreign tax laws. In addition, it does not include all of the rules that may

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affect the United States tax treatment of investment in the Company's common stock. For example, special rules not discussed here may apply to a holder of common stock that is:

    - not a United States holder;

    - a broker-dealer, a dealer in securities or a financial institution;

    - an S corporation;

    - a bank;

    - a thrift;

    - an insurance company;

    - a tax-exempt organization;

    - subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - holding the common stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    - a person with a "functional currency" other than the United States dollar; or a United States expatriate.

    As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of a common share of the Company that is, for United States federal income tax purposes:

    - a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

    - a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

    - an estate the income of which is subject to federal income taxation regardless of its source; or

    - in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

    Generally, in the case of a partnership that holds common shares of the Company, any partner that would be a U.S. shareholder if it held the common shares directly is also a or U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds common shares, that is not a U.S. shareholder.

    DISTRIBUTIONS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the U.S. shareholder's common shares. Rather, such distributions will reduce the adjusted basis of such common shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's common shares, they will be taxable as capital gains, assuming the common shares are a capital asset in the hands of the U.S. shareholder. If the Company declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

    The Company may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. If the Company designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

    The Company will classify portions of any designated capital gain dividend as either:

    - a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

    - an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

    The Company must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the Company only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

    The Company may elect to require shareholders to include the Company's undistributed net capital gains in their income. If the Company makes such an election, U.S. shareholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and
(ii) will be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately.

    Distributions made by the Company and gain arising from the sale or exchange by a U.S. shareholder of common shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. The Company will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. The Company's operating or capital losses would be carried over by the Company for potential offset against future income, subject to applicable limitations.

    SALES OF SHARES. Upon any taxable sale or other disposition of common shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

    - the amount of cash and the fair market value of any property received on the sale or other disposition; and

    - the holder's adjusted basis in the common shares for tax purposes.

    Gain or loss will be capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset

(generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or more, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from the Company that were required to be treated as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from the Company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of common shares will not constitute UBTI unless the tax-exempt shareholder has held its share as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business.

    However, for a tax-exempt shareholders that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Internal Revenue Code the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under
Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

    A REIT is a pension held REIT if it meets the following two tests:

    - it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

    - either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

    The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its Declaration of Trust, the Company does not expect to be classified as a pension held REIT.

TAXATION OF FOREIGN SHAREHOLDERS

    DISTRIBUTIONS BY THE COMPANY. Distributions by the Company to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by the Company of "U.S. real property interests" nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Company's current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. The Company expects to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. shareholder unless:

    - a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate is filed with the Company; or

    - the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with the Company claiming that the distribution is effectively connected income.

    Distributions in excess of current and accumulated earnings and profits will be taxable to a non-U.S. shareholder (and will be subject to withholding tax) to the extent that the distributions exceed the non-U.S. shareholder's basis in its the Company's common shares. Distributions in excess of current or accumulated earnings and profits of the Company that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder's adjusted basis in its common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

    The Company may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

    Distributions to a non-U.S. shareholder that are designated by the Company at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

    - the investment in the common shares is effectively connected with the non-U.S. shareholder's trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

    - the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by the Company of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

    The Company will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of the Company's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

    Although the law is not clear on the matter, it appears that amounts designated by the Company as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by the Company were to exceed their actual United States federal income tax liability.

    SALE OF COMMON SHARES. Gain recognized by a non-U.S. shareholder upon the sale or exchange of the Company common shares generally would not be subject to United States taxation unless:

    - the investment in the Company common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

    - the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

    - the Company common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

    The Company's common shares will not constitute a United States real property interest if the Company is a domestically-controlled REIT. The Company will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

    The Company believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of the Company's common shares would not be subject to taxation under FIRPTA. Because the Company's common shares are publicly traded, however, the Company cannot guarantee that it is or will continue to be a domestically-controlled REIT.

    Even if the Company does not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells its the Company common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

    - the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

    - the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

    If gain on the sale or exchange of the Company common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

BACKUP WITHHOLDING AND INFORMATION REPORTING REQUIREMENTS

U.S. SHAREHOLDERS

    In general, information-reporting requirements will apply to payments of distributions on Common Shares and payments of the proceeds of the sale of Common Shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

    - the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

    - the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

    - there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

    - there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

    Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. SHAREHOLDERS

    Generally, information reporting will apply to payments of distributions on Common Shares, and backup withholding at a rate of 31% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

    The payment of the proceeds from the disposition of Common Shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Common Shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

    Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these

Treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

OTHER TAX CONSIDERATIONS

    MANAGEMENT CORPORATION. A portion of the Company's income is comprised of dividends from the Management Corporation, and payments on the note held by the Operating Partnership. The Management Corporation is a regular C corporation and thus pays federal, state and local income taxes on its net income at normal corporate rates. Furthermore, after the effective date of an election by the Management Corporation to be a taxable REIT subsidiary of the Company, the Management Corporation will be limited in its ability to deduct interest payments made to the Company. Any federal, state or local income taxes that the Management Corporation is required to pay will reduce the amounts paid as dividends to the Company and, thus, will reduce the cash available for distribution by the Company to its shareholders.

    STATE AND LOCAL CONSIDERATIONS. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares of the Company.

    The Alabama Real Estate Investment Trust Act (the "Act"), which was enacted in July 1995, generally conforms the treatment of REITs (such as the Company) under Alabama tax law to federal law for tax years beginning after December 31, 1994. In particular, the Act specifically permits REITs to deduct dividends paid in computing taxable income for Alabama income tax purposes. In addition, the Act provides that neither REITs nor qualified REIT subsidiaries will be subject to a tax on the value of their shares in Alabama. Under Alabama law, each beneficiary of a REIT is required to report and pay Alabama tax on its share of the REIT's income to the extent described below. An individual who is an Alabama resident is required to report and pay tax on all of its share of the REIT's income, regardless of the source of that income. An individual who is not resident in Alabama for Alabama state income tax purposes is required to report and pay tax only on income considered to be Alabama source income (i.e., income that would be subject to tax in Alabama if received directly by the individual). For this purpose, however, income derived by a REIT with respect to stock or securities is not considered to be Alabama source income merely because the securities are issued by a corporation organized under Alabama law or doing business in Alabama. Similar treatment applies to a corporate beneficiary of a REIT that is not organized or otherwise engaged in a "trade or business" in Alabama. The Company has received an opinion from special Alabama tax counsel to the effect that so long as the Company's sole assets consist of stock and securities of other corporations or partnerships (i.e., the Management Corporation, the Operating Partnership), (i) individual shareholders of the Company who are not residents of Alabama for Alabama state income tax purposes and who do not otherwise receive taxable income from property owned or business transacted in Alabama and (ii) corporate shareholders not organized in Alabama that do not otherwise receive income from sources within, or business transacted in, Alabama will not be required to file tax returns in Alabama or pay tax in Alabama as a result of investing in common shares of the Company.

    The state of Alabama imposes a privilege tax on a REIT organized under Alabama law. The amount of the privilege tax due is based on the REIT's net worth. The privilege tax imposed on a REIT shall be not less than $100 nor more than $500,000. Any Alabama privilege tax that the Company is required to pay will reduce the cash available for distribution by the Company to Shareholders.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company may also offer and sell the Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a "web site' that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "10-K").

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

        3. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company's Registration Statement on Form S-11 (File No. 33-65954) including an amendment or report filed for the purpose of updating such description.

        4. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Series A Preferred Shares from the Company's Prospectus dated January 8, 1997, filed simultaneously with the Commission on November 5, 1997 under Rule 424(b)(5) as a form of prospectus used after the effectiveness of the Company's Registration Statement on Form S-3 (No. 333-18259) covering the offer and sale of shares of the class of the securities to be offered hereby.

    All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Howard B. Nelson, Jr., the Company's Chief Financial Officer at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, telephone number (205) 250-8700.

                                 LEGAL MATTERS

    The legality of the Debt Securities, the Preferred Shares, the Common Shares, the Common Share Warrants and the Depositary Shares offered hereby and certain tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain Alabama tax matters will be passed on for the Company by Sirote & Permutt, P.C., Birmingham, Alabama.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Colonial Properties Trust for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                2,000,000 SHARES

                        [COLONIAL PROPERTIES TRUST LOGO]

             9 1/4% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                          ---------------------------

                              MERRILL LYNCH & CO.

                             LEGG MASON WOOD WALKER
                                     INCORPORATED

                                 JUNE 14, 2001
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